Exhibit 99.1

Tri-Valley Corporation Reports 15% Growth in Production Revenues in the Third Quarter 2011

Company Signs Two New Sales Contracts to Improve Pricing
on the Sale of its Crude Oil

Company Announces Board Transition

Bakersfield, CA, November 22, 2011 – Tri-Valley Corporation (NYSE Amex:TIV) today announced its financial results for the third quarter ended September 30, 2011. Oil and gas production revenues increased 15% to $516,000 in the third quarter of 2011 compared with $447,000 in the third quarter of 2010, reflecting an increase in production at both the Pleasant Valley and Claflin oil fields, as well as slightly higher oil prices. Net production in the recent third quarter totaled 8,676 barrels of oil compared with 6,638 barrels of oil in the same quarter of 2010, an increase of 31%.  Net production costs increased 47% in the recent third quarter compared with the same quarter a year ago, largely the result of higher repairs and maintenance costs.

The Company also announced that it recently signed two new crude oil sales contracts.  Plains Marketing, L.P. an affiliate of Plains All American Pipeline, L.P., is the new customer for the crude oil produced from Pleasant Valley.  The Company also signed a new crude oil sales contract with ConocoPhillips Company for the sale of crude oil produced from Claflin. Under the new contracts, effective November 1, 2011, pricing has been tied to a basket of California oil price postings for Midway-Sunset rather than West Texas Intermediate (WTI) under the previous contract. The posted prices on the Midway Sunset crude have been averaging approximately $22 per barrel more than WTI in recent months.

“This has been an extremely busy and productive period for Tri-Valley,” said Maston Cunningham, President and CEO.  “We made progress on both production and pricing of our oil operations.  Production at both our Pleasant Valley and Claflin oil fields increased in the third quarter and we expect that to continue, as we complete the steaming of the remaining five of eight new wells at Claflin. The recent agreements with Plains and ConocoPhillips will help us to maximize the revenues we receive from the sale of our crude oil.  While we cannot predict how long the price differential between Midway Sunset and WTI may continue, we still expect to realize higher oil prices over the next 12 months.”

“We are working with the OPUS Special Committee to finalize the OPUS restructuring package and anticipate that it will be sent to all the OPUS partners around mid-December for review and approval,” Mr. Cunningham continued.  Assuming ratification of the restructuring package, we expect to close the restructuring in mid- to late-January 2012.

“Turning to our minerals business, U.S. Gold Corporation, our partner in the exploration and development of the Richardson precious minerals property in Alaska, began its field work at Richardson in July that included extensive soil sampling, an aerial geophysics survey, and the drilling of three core holes on the property.  The soil samples and cores have been sent for laboratory analysis to determine the mineralization and possible gold content.  Core drilling is expected to commence again in the spring.”

Since the second quarter, G. Thomas Gamble, Chairman of Tri-Valley’s Board of Directors, and his related trust have made three short-term demand loans to the Company for a total of $3,150,000.  Tri-Valley and Mr. Gamble are currently working on definitive agreements for the related trust to issue a long-term secured senior note, with accompanying warrant coverage, in the principal amount of $3,150,000 (plus accrued interest on the three short term loans) to replace the short term loans.  The proceeds will be used to expand the drilling program at Claflin, general corporate purposes and working capital purposes.

“We believe we are on track to establishing the corporate structure and capital base necessary to maximize our oil operations.  We demonstrated progress in the third quarter in the production and pricing of our core oil operations and we remain focused on our continued growth,” Mr. Cunningham concluded.

Additional highlights during the third quarter of 2011 through today include:

●
Execution of a term sheet with the OPUS Special Committee (OSC) for restructuring of the TVC OPUS 1 Drilling Program, L.P. and resolution of alleged claims, as announced in a press release dated August 19, 2011;

●
Completion of initial steam injection and production of first oil from two more of the eight new wells at Claflin that were drilled last April, bringing the total number of producing wells at Claflin to three with five more waiting to be steamed once the rebuilt Claflin steam generators are installed and permitted for operation;

●
Continuation of work to rebuild steam generation facilities at Claflin to comply with current California Occupational Health and Safety standards and San Joaquin Valley Air Pollution Control District regulations;

●
Completion of a 1.8 square mile 3-D seismic survey on the Claflin, Brea and surrounding oil and gas leases to more accurately determine the optimum sites for future development drilling locations and possible exploration targets;

●	Relocation of corporate headquarters to smaller leased office space, resulting in annualized cost savings of over $150,000; and

Third Quarter Financial Highlights

Total revenues for the third quarter of 2011 were $685,000 compared with $457,000 in the third quarter of 2010.  Oil and gas revenues increased 15% to $516,000 compared with $447,000 in the same period last year.

Total costs and expenses were $3.4 million compared with $2.1 million in the third quarter last year.  Oil and gas production costs increased 47%, largely due to the increased production and steaming activity at the Claflin oil field near Bakersfield.  The Company also took a $619,000 charge in the recent third quarter for the write off and impairment of expired leases on unproved oil and gas properties, equipment and other assets, and goodwill. General and administrative expenses increased 6%, largely the result of higher legal expenses incurred in connection with the restructuring of the OPUS partnership and other related legal matters.

The net loss in the third quarter of 2011 was $2.7 million, or $0.04 per share, compared with a net loss of $1.6 million, or $0.04 per share, in the third quarter of 2010.  Weighted average shares outstanding in the recent third quarter totaled 67.6 million compared with 38.1 million in the third quarter of 2010, reflecting the sale of common stock through the Company’s ATM facility with C.K. Cooper & Company and the private placement financing completed in April 2011 for a total of 22.3 million shares.

Nine Months Financial Highlights

Total revenues through the first nine months of 2011 were $1.9 million compared with $1.4 million in the same period of 2010.  Oil and gas revenues grew 20% in the first nine months of 2011 compared to the comparable period of 2010.

Total costs and expenses were $9.0 million in the recent nine-month period compared with $7.4 million in the first nine months of last year.  Oil production costs increased 61% compared with the prior year period.  In addition, the Company took a $1.5 million charge for the write-off and impairment losses in the first nine months of 2011.

The net loss of the first nine months of 2011 was $7.2 million, or $0.12 per share, compared with a net loss of $6.0 million, or $0.17 per share for the first nine months of 2010.

Board of Directors Transition

The Company also announced today that G. Thomas Gamble, the Chairman of the Board, resigned from the Board of Directors, effective today, in light of the fact that he has become the largest secured creditor of the Company and the potential conflicts of interest this could possibly create in the future.  There was no disagreement between Mr. Gamble and the Company on any matter relating to the Company’s operations, policies or practices.  The Company and Mr. Gamble expect that Mr. Gamble will remain an active and positive influence on the Company, both as a long-time significant investor in, and as an advisor to, Tri-Valley.

Following Mr. Gamble’s departure, Paul W. Bateman was elected as Tri-Valley’s new Chairman of the Board, which will consist of four members, all of whom qualify as independent directors.  There are no immediate plans to replace Mr. Gamble on the Board or any of the committees of the Board of Directors.

“The rebuild of Tri-Valley, which began in March 2010, continues to progress,” said Mr. Gamble.  “Tri-Valley has, and will continue to, overcome challenges and obstacles during this rebuilding process, all while striving to create a strong foundation for future growth.. I believe that I can assist the Company more as an investor than as a board member.  I look forward to supporting the next key steps: the Opus Partnership transition, and accelerating development of Claflin and its related leases."

“On behalf of the Board of Directors, I would like to thank Tom for his extraordinary commitment to Tri-Valley and his strong leadership of its Board of Directors,” said Mr. Bateman, Tri-Valley’s new Chairman of the Board.  “I look forward to working with the Company’s management team as we focus on the rebuilding effort underway, and to creating greater value for our shareholders.”

 Conference Call

The Company has scheduled a conference call to discuss its third quarter 2011 results and current business developments today, November 22, 2011, at 4:30 p.m. ET. To access the call, please dial 877-941-8609.  To access the live webcast of the call, visit Tri-Valley’s website at www.tri-valleycorp.com.

An audio replay will be available for seven days following the call at 800-406-7325. The password required to access the replay is 4489340#. An archived webcast will also be available at www.tri-valleycorp.com.

About Tri-Valley

Tri-Valley Corporation explores for and produces oil and natural gas in California and has two exploration-stage gold properties in Alaska. Tri-Valley is incorporated in Delaware and is publicly traded on the NYSE Amex exchange under the symbol "TIV." Our Company website, which includes all SEC filings, is www.tri-valleycorp.com.

Note Regarding Forward-Looking Statements

All statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements.  We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “hope,” “intends,” “may,” “plans,” “potential,” or “predicts,” or the negative of these terms or other comparable terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions based on management’s expectations as of the date of this press release, and involve known and unknown risks, uncertainties and other factors, including: our ability to obtain additional funding; fluctuations in oil and natural gas prices; imprecise estimates of oil reserves; drilling hazards such as equipment failures, fires, explosions, blow-outs, and pipe failure; shortages or delays in the delivery of drilling rigs and other equipment; problems in delivery to market; adverse weather conditions; compliance with governmental and regulatory requirements; geographical concentration of oil and gas reserves in the State of California; changes in, or inability to enter into or maintain, strategic and joint venture partnerships; pending and threatened lawsuits against us; potential rescission rights stemming from our potential violation of Section 5 of the Securities Act of 1933; our ability to consummate the OPUS restructuring transaction; our ability to satisfy the OPUS Preferred Return Amount; and such other risks and factors that are discussed in our filings with the Securities and Exchange Commission from time to time, including under “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained in Tri-Valley’s Annual Report on Form 10-K for the year ended December 31, 2010, and under “Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Part II, Item 1A. Risk Factors,” contained in Tri-Valley’s Quarterly Reports on Form 10-Q. Except as required by law, Tri-Valley undertakes no obligation to update or revise publicly any of the forward-looking statements after the date of this press release to conform such statements to actual results or to reflect events or circumstances occurring after the date of this press release.

Notice to OPUS Partners and Additional Information about the Restructuring Transaction

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities.  The equity interests of the new joint venture company to be issued in connection with the OPUS restructuring transaction will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  No securities of the new joint venture company will be issued or sold in any state in which such offer, solicitation or sale would be unlawful absent registration or qualification under the securities laws of such state.

In connection with the potential restructuring transaction, Tri-Valley Corporation, as the managing partner of OPUS, will prepare and distribute an Information Statement and Consent Solicitation to all OPUS partners.  OPUS partners are urged to read carefully the Information Statement and Consent Solicitation, and the other relevant materials, when they become available before making any voting or investment decision with respect to the proposed restructuring transaction, because they will contain important information about the transaction and the parties to the transaction.  Tri-Valley Corporation and its respective directors, executive officers, and employees are expected to participate in the solicitation of consents to the proposed restructuring transaction from OPUS partners.  OPUS partners may obtain more detailed information regarding the names, affiliations and interests of certain of Tri-Valley’s executive officers, directors and/or other employees in the solicitation by reading the Information Statement and Consent Solicitation, and other relevant materials, when they become available and are distributed to the OPUS partners.

When available, Tri-Valley Corporation will distribute the Information Statement and Consent Solicitation, and other relevant materials, to all OPUS partners of record.  OPUS partners may obtain free copies of the Information Statement and Consent Solicitation, when available, by contacting Tri-Valley Corporation at 4927 Calloway Drive, Bakersfield, California 93312, or at (661) 864-0500.
Company Contacts:	Investor Contacts:	Media Contact:
Greg Billinger	Doug Sherk/Jenifer Kirtland	Chris Gale
(661) 864-0500	EVC Group, Inc.	EVC Group, Inc.
gbillinger@tri-valleycorp.com	(415) 568-4887	(646) 201-5431
	dsherk@evcgroup.com	cgale@evcgroup.com
jkirtland@evcgroup.com

TRI-VALLEY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Current Assets
Cash	$60,058	$581,148
Accounts receivable	5,102,324	4,178,133
Prepaid and other	536,972	615,778
	5,699,354	5,375,059

Oil and gas properties (successful efforts basis), other property and equipment, net	9,729,709	6,719,353
Long-term receivables	1,573,125	1,830,317
Other long term assets	335,827	762,448
	$17,338,015	$14,687,177
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$7,725,599	$7,738,073
Debt	220,212	134,322
	7,945,811	7,872,395

Asset retirement obligations	345,842	206,183
Long-term debt	396,655	455,246
	8,688,308	8,533,824

Commitments and Contingencies	-	-

Stockholders' Equity
Series A preferred stock - 10.00% cumulative; $0.001 par value; $10.00 liquidation value;
20,000,000 shares authorized; 438,500 shares outstanding	439	439
Common stock, $0.001 par value; 100,000,000 shares authorized;
67,777,254 and 44,729,117 shares issued at September 30, 2011, and
December 31, 2010, respectively.	67,777	44,730
Less: common stock in treasury, at cost; 161,847 shares	(38,370)	(38,370)
Capital in excess of par value	72,495,935	63,112,393
Warrants	1,397,425	1,350,678
Additional paid-in capital - stock options	3,004,806	2,806,945
Accumulated deficit	(68,278,305)	(61,123,462)
	8,649,707	6,153,353
	$17,338,015	$14,687,177

TRI-VALLEY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues
Oil and gas	$515,745	$447,473	$1,647,802	$1,368,462
Interest income and other	169,230	9,214	233,031	27,198
	684,975	456,687	1,880,833	1,395,660

Costs and Expenses
Oil and gas production	562,789	381,674	1,471,919	914,228
Mining exploration	91,357	118,259	196,952	342,648
General and administrative	1,895,195	1,783,521	5,007,281	5,117,930
Depreciation, depletion and amortization	108,363	180,171	350,570	514,463
Write off and impairment loss	619,022	-	1,535,017	-
Stock-based compensation	53,570	198,756	349,920	1,508,095
Interest	29,598	85,995	146,289	141,855
(Gain) loss on sale of assets	-	85,760	(27,732)	(1,587,732)
Bad debt	-	44,391	5,460	44,391
(Gain) loss on derivative instruments	-	(774,681)	-	438,886
	3,359,894	2,103,846	9,035,676	7,434,764

Net loss	$(2,674,919)	$(1,647,159)	$(7,154,843)	$(6,039,104)

Basic and diluted loss per common share:	$(0.04)	$(0.04)	$(0.12)	$(0.17)

Weighted average number of common shares outstanding	67,615,407	38,088,543	61,624,705	36,082,981

TRI-VALLEY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)

	Nine Months Ended September 30,
	2011	2010
Operating Activities
Net loss	$(7,154,843)	$(6,039,104)
Depreciation, depletion and amortization	350,570	514,463
Write off and impairment loss	1,535,017	-
Stock-based compensation	349,920	1,508,095
Unrealized loss on derivative instruments	-	438,886
Gain on sale of assets	(27,732)	(1,587,732)
Bad debt	5,460	44,391
Other	18,882	-
Changes in non-cash working capital items:
Increase in accounts receivable	(929,651)	(58,894)
(Increase) decrease in prepaid and other	78,806	(764,629)
Increase (decrease) in accounts payable and accrued expenses	134,770	(835,266)
Net cash used in operating activities	(5,638,801)	(6,779,790)

Investing Activities
Proceeds from sale of assets	96,500	3,059,341
Capital expenditures	(4,384,819)	(1,594,881)
Long-term receivables	(97,140)	562,500
Net cash provided by (used in) investing activities	(4,385,459)	2,026,960

Financing Activities
Net proceeds from the issuance of common stock	9,475,872	5,042,380
Principal payments on debt	(122,702)	(322,125)
Proceeds from issuance of debt	150,000	-
Purchase of treasury stock	-	(25,000)
Proceeds from exercise of stock options	-	2,200
Net cash provided by financing activities	9,503,170	4,697,455

Net decrease in cash	(521,090)	(55,375)
Cash at the beginning of period	581,148	290,926
Cash at the end of period	$60,058	$235,551